As filed with the Securities and Exchange Commission on December 15, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Iron Mountain Incorporated

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	23-2588479 (I.R.S. Employer Identification No.)

Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan (Full title of the plan)

85 New Hampshire Avenue, Suite 150, Portsmouth, New Hampshire 03801

(Address of principal executive offices) (Zip Code)

William L. Meaney

President and Chief Executive Officer

Iron Mountain Incorporated

85 New Hampshire Avenue, Suite 150

Portsmouth, New Hampshire 03801

(617) 535-4766

(Name and address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

In accordance with General Instruction E to Form S-8, this Registration Statement registers an additional 4,600,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Iron Mountain Incorporated (the “Registrant” or the “Company”), for issuance pursuant to awards under the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan, as amended (the “Plan”). The contents of earlier Registration Statements on Form S-8 filed with respect to the Plan, as filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2021 (File No. 333-258636), October 27, 2017 (File No. 333-221176), and January 21, 2015 (File No. 333-201636), are, to the extent not modified herein, hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

Keely Stewart, Senior Vice President and Deputy General Counsel of the Company, has given an opinion upon the validity of the securities being registered by this Registration Statement. He is an officer and employee of the Company, and for such services he receives compensation from the Company, including pursuant to awards under the Plan. Mr. Stewart owns, in the aggregate together with any rights to acquire, less than one percent of the outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer (as defined in Section 102(b)(7)) to a corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director or officer, except (1) for any breach of the director or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for a director, pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, (4) for any transaction from which the director or officer derived an improper personal benefit, or (5) for an officer, in any action by or in the right of the corporation.

Section 145 of the DGCL (“Section 145”) authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities (including attorney’s fees, judgments, fines and expenses) they may incur in their capacities as such in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of such actions. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 also authorizes a corporation to advance expenses incurred in defending such actions, suits or proceedings in advance of their final disposition. Section 145 empowers the corporation to purchase and maintain insurance on behalf of any directors, officers, employees and agents, against any liability asserted against such person and incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The Company’s Certificate of Incorporation, as amended, includes provisions eliminating the personal liability of the Company’s directors and officers to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL, as currently in effect or hereafter amended. In addition, the Company’s Bylaws include provisions indemnifying the Company’s directors and officers to the fullest extent permitted by applicable law, as currently in effect or hereafter amended. The Company maintains directors’ and officers’ liability insurance that would indemnify them against certain liabilities, which might be incurred by them in such capacity.

Item 8. Exhibits. See Exhibit Index below, incorporated herein by reference.

Exhibit Index

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on June 26, 2014, as corrected by the Certificate of Correction of the Company filed with the Secretary of State of the State of Delaware on June 30, 2014 (Incorporated by reference to Annex B-1 to the Company’s Proxy Statement for a Special Meeting of Stockholders, filed with the SEC on December 23, 2014)

4.2	Certificate of Merger, amending the Certificate of Incorporation, effective January 20, 2015 (Incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the SEC on January 21, 2015)

4.3	Certificate of Amendment to the Certificate of Incorporation, effective May 31, 2024 (Incorporated by reference to Annex A of the Iron Mountain Incorporated Proxy Statement for an Annual Meeting of Stockholders, filed with the SEC on April 19, 2024)

4.4	Bylaws of the Company, effective May 9, 2023 (Incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on May 12, 2023)

5*	Opinion of Keely Stewart, Senior Vice President and Deputy General Counsel of the Company

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Keely Stewart, Senior Vice President and Deputy General Counsel of the Company (Included in Exhibit 5)

24*	Powers of Attorney (Included on the signature page to this Registration Statement)

99.1	Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan (Incorporated by reference to Annex C to the Company’s Proxy Statement for the Special Meeting of Stockholders, filed with the SEC on December 23, 2014)

99.2	First Amendment to the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on May 30, 2017)

99.3	Second Amendment to the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed with the SEC on October 25, 2018)

99.4	Third Amendment to the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on May 17, 2021)

99.5	Fourth Amendment to the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on June 4, 2025)

107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, State of New Hampshire, on December 15, 2025.

IRON MOUNTAIN INCORPORATED

By:	/s/ William L. Meaney
Name: William L. Meaney
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of William L. Meaney, Barry Hytinen and Daniel Borges, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorneys-in-fact and agents, or his or her substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William L. Meaney
William L. Meaney	President and Chief Executive Officer (Principal Executive Officer) and Director	December 15, 2025
/s/ Barry Hytinen
Barry Hytinen	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 15, 2025
/s/ Daniel Borges
Daniel Borges	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 15, 2025
/s/ Jennifer Allerton
Jennifer Allerton	Director	December 15, 2025

/s/ Pamela Arway
Pamela Arway	Director	December 15, 2025

/s/ Kent P. Dauten
Kent P. Dauten	Director	December 15, 2025

/s/ June Y. Felix
June Y. Felix	Director	December 15, 2025

/s/ Monte Ford
Monte Ford	Director	December 15, 2025

/s/ Christie Kelly
Christie Kelly	Director	December 15, 2025

/s/ Robin L. Matlock
Robin L. Matlock	Director	December 15, 2025

/s/ Walter C. Rakowich
Walter C. Rakowich	Director	December 15, 2025

/s/ Theodore R. Samuels
Theodore R. Samuels	Director	December 15, 2025

/s/ Doyle R. Simons
Doyle R. Simons	Director	December 15, 2025

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